FOR IMMEDIATE RELEASE

Company contact

Peter Hoetzinger	Larry Hannappel
Co-CEO & President	Senior Vice President
+43 664 355 3935 (direct numbers)	+1 719 229 6448
peter@hoetzinger.com	lhannappel@cnty.com

CENTURY CASINOS ANNOUNCES RECEIPT OF FUNDS FROM SALE
OF AUSTRIAN DEPOSITARY CERTIFICATES

Colorado Springs, Colorado, October 14, 2005 - Century Casinos, Inc. (NASDAQ: CNTY) announced today that it has closed its recently-announced offering of 7,132,667 Austrian Depositary Certificates (ADCs), each representing one share of newly issued common stock, at EUR 5.78 per ADC (equivalent to US$7.00), resulting in an aggregate offering volume of EUR 41.2 million (equivalent to US$49.9 million). Net proceeds after underwriting discount (before expenses) of EUR 39 million (equivalent to US$48 million) have been received by the Company. The offering was conducted as a public offering to retail and institutional investors in the Republic of Austria and as a private placement to institutional investors in Europe outside of the Republic of Austria. The ADCs commenced trading on the prime market segment of the Vienna Stock Exchange on October 12, 2005.

Bank Austria Creditanstalt AG acted as global coordinator, lead manager and bookrunner for the transaction.

The ADCs were sold pursuant to Century Casinos’ shelf registration statement which has been filed with, and declared effective by, the U.S. Securities and Exchange Commission.

About Century Casinos, Inc:

Century Casinos Inc., organized in the United States as a corporation under the laws of the State of Delaware, is an international casino company that owns and operates Womacks Casino and Hotel in Cripple Creek, Colorado; owns and operates The Caledon Hotel, Spa & Casino near Cape Town, South Africa; operates the casinos aboard the ultra-luxury vessels Silver Wind, Silver Cloud, Silver Whisper, The World of ResidenSea, and the vessels of Oceania Cruises; and owns 50% of, and provides technical casino services to the Casino Millennium in the Marriott Hotel in Prague, Czech Republic; and owns a majority interest in, and has begun construction on, casino and hotel developments in Central City, Colorado and Edmonton, Canada. The Company continues to pursue other international projects in various stages of development.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, and we will not sell these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful. A copy of a written prospectus meeting the requirements of Section 10 of the US Securities Act of 1933 can be obtained in the United States from Century Casinos Inc. at 1263 Lake Plaza Drive, Suite A, Colorado Springs, Colorado 80906, United States, and outside the United States from Bank Austria Creditanstalt AG at Vordere Zollamtsstraße 13, A-1030 Vienna, Austria, Am Hof 2, A-1010 Vienna, Austria and Schottengasse 6, A-1010 Vienna, Austria.

This release may contain forward-looking statements that involve risks and uncertainties. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are economic, competitive, and governmental factors affecting the company’s operations, markets, services and prices, as well as other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q, and 8K Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.